UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 1, 2016

PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 East Miraloma Avenue Anaheim, CA	92806-2101
(Address of principal executive offices)	(Zip Code)
(714) 414-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Pacific Sunwear of California, Inc. (the “Company”) previously disclosed that, on September 1, 2015, the Company had received a deficiency letter (the “First Notification Letter”) from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it no longer met NASDAQ’s requirements for continued listing on the NASDAQ Global Select Market under NASDAQ Listing Rule 5450(a)(1) (the “Bid Price Rule”) because the minimum bid price of the Company’s common stock had not equaled or exceeded $1.00 at least once over a period of 30 consecutive business days.
If the Company did not regain compliance by February 29, 2016, then NASDAQ would provide written notification to the Company that the Company’s common stock would be subject to delisting from the NASDAQ Global Select Market. The First Notification Letter did not impact the Company's listing on the NASDAQ Global Select Market and the Company's common stock continued to trade on the NASDAQ Global Select Market under the symbol "PSUN".
On March 1, 2016, the Company received a second letter from NASDAQ notifying the Company that its common stock is scheduled for delisting from the NASDAQ Global Select Market at the opening of business on March 10, 2016, as a result of noncompliance with the Bid Price Rule during the prior 180-day period, unless the Company requests an appeal of such determination on or before March 8, 2016. The Company will appeal such determination to the NASDAQ Hearings Panel on or before such date and intends to present a plan that it believes could enable it to regain compliance with the Bid Price Rule, including the completion of a reverse stock split, if necessary. The hearing request will automatically stay delisting of the Company’s common stock pending the Panel’s decision. There can be no assurance that the Company's appeal will be successful. If the Company's common stock is delisted, it may be eligible to continue to be quoted on the OTC Bulletin Board or in the Pink Sheets.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 7, 2016

PACIFIC SUNWEAR OF CALIFORNIA, INC.

/s/ CRAIG E. GOSSELIN
Craig E. Gosselin Senior Vice President, General Counsel and Human Resources